Exhibit 99.1

SPAR Group Announces Improved 2010 Third Quarter Results

Company Reports Third Quarter and Nine Month Net Income
Increases of 107% and 390% Respectively; and Year-to-Date EPS
of $0.05

TARRYTOWN, NY, Nov 01, 2010 -- SPAR Group, Inc. (Nasdaq:SGRP) (the “Company” or “SPAR”), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced its third quarter financial results for the period ended September 30, 2010. Net income for the third quarter of 2010 totaled $325,000 or $0.02 per share compared to $157,000 or $0.01 per share a year ago, an increase of 107%. Net Income for the nine months ended September 30, 2010 totaled $973,000 or $0.05 per share compared to $198,000 or $0.01 per share, an increase of 390%.

“We are pleased with our 2010 third quarter financial results as reflected in our continued improvement in revenue, gross profit margins and profitability. Our revenues increased 7% driven by a 39% increase in domestic revenues; gross margins improved to 31.5% from 29.5% and operating income improved 15% to $365,000 compared to $319,000 a year ago. We continue to grow our business domestically fueled by organic growth and the success of our previous acquisition and we are very encouraged by the customer and acquisition opportunities currently available in our target markets. We are focused on improving our international operations in all the markets we currently serve and will continue to evaluate new opportunities and strategic relationships that will yield growth and profitability. Internationally we have added stronger operational partners and expanded our sales efforts in key markets such as China which we believe will have a significant impact on international performance in the future,” stated Gary Raymond, President and Chief Executive Officer of SPAR Group.

Third Quarter Financial Results for Period Ended September 30, 2010

Revenue for the quarter ended September 30, 2010 totaled $15.7 million, an increase of 7%, compared to $14.7 million for the third quarter ended September 30, 2009. Domestic revenue for the same period in 2010 increased 39% to $9.1 million compared to $6.5 million for the same period in 2009, due to organic growth and growth attributed to the NMS acquisition. International revenue decreased 19% to $6.6 million for the three months ended September 30, 2010 compared to $8.2 million for the same period in 2009. The $1.6 million decrease in international revenue was due primarily to the loss of some marginally profitable sales promotion business which resulted in a decrease in revenue of $2.2 million partially offset by the revenue generated by the acquisition of Wings and Ink in Canada. Management continues to pursue higher margin business in key markets such as China.

Gross profit increased 14% to $4.9 million for the third quarter of 2010 compared to $4.3 million for the third quarter of 2009. These results yielded an improved gross margin of 31.5% for the third quarter of 2010 compared to 29.5% for the third quarter of 2009. Domestically, gross profit increased 41% to $3 million for the third quarter of 2010 compared to $2.1 million for the same period in 2009 yielding an improved gross profit margin of 33.6% compared to 33.2% year over year. Internationally, gross profit decreased to $1.9 million for the third quarter of 2010 compared to $2.2 million in 2009. Although gross profit decreased year over year, gross profit margins improved to 28.8% for the third quarter of 2010 compared to 26.6% for the same period in 2009. SPAR Group continues to evaluate more profitable partnerships as it did recently through its new partnership with Shanghai Wedone Marketing Consulting in China.

Net income for the third quarter of 2010 increased 107% to $325,000 or $0.02 per basic and diluted shares compared to net income of $157,000 or $0.01 per basic and diluted shares a year ago. Domestically, net income for the same period in 2010 totaled $552,000 compared to net income of $128,000 for the same period in 2009 or an increase of 331%. Internationally, net loss for the third quarter of 2010 totaled $227,000 compared to net income of $27,000 for the same period in 2009.

Nine Months Financial Results for Period Ended September 30, 2010

Revenue for the nine months ended September 30, 2010 totaled $44.4 million compared to $43.4 million for the nine months ended September 30, 2009, an increase of 2.4%. Domestic revenue for the same period in 2010 increased 40% to $26.5 million compared to $18.9 million for the same period in 2009. International revenue decreased 26.7% to $17.9 million during that period in 2010 compared to $24.5 million during 2009. International revenue decreased due primarily to the loss of the marginally profitable sales promotion business in the Japan market.

Gross profit increased 14.5% to $14.4 million for the first nine months of 2010 compared to $12.6 million for the same period in 2009. These results yielded an improved gross margin of 32.5% compared to 29.1% for 2009. Domestically, gross profit totaled $9.2 million during the same period in 2010, an increase of 39%, compared to $6.6 million in 2009. Gross profit margin totaled 34.7% for the same period in 2010 compared to 35.1% in 2009. Internationally, gross profit totaled $5.2 million through the third quarter of 2010 compared to $6 million through the third quarter of 2009, a decrease of 12%. Gross profit margins improved to 29.2% for the nine months of 2010 compared to 24.4% for the same period in 2009.

Net income for the first nine months of 2010 increased 390% to $973,000 or $0.05 per basic and diluted shares compared to net income of $198,000 or $0.01 per basic and diluted shares. Net income for the first nine months of 2009 included other income of $300,000 resulting from a favorable judgment in a legal action and $285,000 from a credit for prior legal expenses. Normalizing net income for that period in 2009 compared to 2010, the Company improved net income $1.4 million for the nine month period year over year. Domestically, net income for the same period in 2010 totaled $1.5 million compared to net income of $573,000 for the same period in 2009. Internationally, a net loss for the first nine months of 2010 totaled $558,000 compared to a net loss of $375,000 for the same period in 2009.

Balance Sheet as of September 30, 2010

Total current assets and total assets were $15.1 million and $18.1 million, respectively. Cash and cash equivalents totaled $857,000. The current ratio improved to 1.2 to 1 for the period ending September 30, 2010. Total current liabilities and total liabilities were $12.3 million, with no long-term liabilities, at September 30, 2010. Total equity was $5.2 million for the period ending September 30, 2010 and the Company’s working capital improved to $2.7 million as of September 31, 2010 compared to $252,000 as of December 31, 2009.

“We have made tremendous progress improving our operations domestically and internationally while improving our overall financial health. Our nine months results sustained our growth and strong operating performance, as we continue to execute our growth strategies and build shareholder value. Thus far, fourth quarter demand for our services continues to build as many of our large manufacturing and retail clients report improved sales driven by a jump in consumer confidence. The recent refinancing of our credit facility and strength of our balance sheet positions SPAR to execute on opportunities and outpace our competitors in market,” concluded Mr. Raymond.

The Company will file the Form 10-Q with the Securities and Exchange Commission on or before November 16th and host a shareholder conference call that week.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services company that provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. SPAR Group provides product services, project services, in-store events, radio frequency identification (“RFID”), technology services and marketing research covering all product and trade classifications, including mass market, drug store, convenience store and grocery chains. Product services include product additions; placement, reordering, replenishment, labeling, evaluation and deletions, and project services include seasonal and special product promotions, product recalls and complete setups of departments and stores. The company operates throughout the United States and internationally in 9 of the most populated countries, including China and India. For more information, visit the SPAR Group’s Web site at http://www.sparinc.com/.

Certain statements in this news release and such conference call are forward-looking, including (without limitation) growing revenues and profits through acquisitions, attracting new business that will increase SPAR Group’s revenues, continuing to maintain costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the company’s control. The company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the company’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

Tables Follow

SPAR Group, Inc.
Consolidated Statement of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ending		Nine Months Ending
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Net revenues	$15,674	$14,708	$44,415	$43,358
Cost of revenues	10,730	10,373	29,990	30,757
Gross profit	4,944	4,335	14,425	12,601
Selling, general, and administrative expense	4,350	3,745	12,52011,601
Depreciation and amortization	229	271	725	800
Operating income	365	319	1,180	200
Interest expense	36	49	138	155
Other (income) expense	(77)	(101)	15	(542)
Income before provision for income taxes	406	371	1,027	587
Provision for income taxes	40	24	74	246
Net income	366	347	953	341
Net loss (income) attributable to the non-controlling interest	41	190	(20)	143
Net income attributable to SPAR Group, Inc.	325	157	973	198
Basic/diluted net income per common share:
Net income - basic/diluted	$0.02	$0.01	$0.05	$0.01
Weighted average common shares - basic	19,203	19,139	19,161	19,139
Weighted average common shares - diluted	20,705	19,436	20,392	19,266

SPAR Group, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and per share data)

	September 30, 2010	December 31, 2009

Assets
Current Assets:

Cash and cash equivalents	$857	$1,659
Accounts receivable, net	12,981	10,231
Prepaid expenses and other current assets	1,225	1,182
Total current assets	15,063	13,072
Property and equipment, net	1,588	1,550
Intangibles	1,212	798
Other assets	241	1,931
Total assets	$18,104	$17,351

Liabilities and equity
Current liabilities:
Accounts payable	$2,316	$3,819
Accrued expenses and other current liabilities	2,785	2,226
Accrued expense due to affiliates	1,771	1,436
Customer Deposits	402	477
Lines of credit and other debt	5,043	4,862
Total liabilities (all current)	12,317	12,820
Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value:
Authorized shares - 3,000,000
Issued and outstanding shares - 554,402 - September 30, 2010 and December 31, 2009	6	6
Common stock, $.01 par value:
Authorized shares - 47,000,000
Issued and outstanding shares - 19,265,931 - September 30, 2010 19,139,365 - December 31, 2009	193	191
Treasury stock	(1)	(1)
Additional paid-in capital	13,204	13,099
Accumulated other comprehensive loss	(216)	(220)
Accumulated deficit	(8,002)	(8,975)
Total SPAR Group, Inc. equity	5,184	4,100
Non-controlling interest	603	431
Total liabilities and equity	$18,104	$17,351

Contacts: SPAR Group, Inc. James R. Segreto, Chief Financial Officer (914) 332-4100 Alliance Advisors, LLC Investors: Alan Sheinwald (914) 669-0222 Mark McPartland (910) 686-0455